Exhibit  17

Ramon Amilibia

October 3, 2013

BY HAND DELIVERY

Robert Escobio

Chairman of the Board
Southern Trust Securities Holdings Corp.
145 Al meria Avenue
Coral Gables, FL 33134

Re: My Resignation as a Director Dear Mr. Escobio:

This letter shall serve as my resignation from the Boa rd of Di rectors of Southern Trust Secu rities Holding Corp. effective immediately.

Very truly yours,

Ramon Amilibia

cc:	Kev i n P. Fi tzgerald Susan Escobio